Exhibit 99.1

Lifeway Foods Delivers Record Q3 2025 Net Sales and

Strong Net Income Growth Continuing Kefir Category Dominance

Achieves $57.1 million in net sales, a 29% volume-led net sales increase on a comparable basis, driven by the Company’s flagship Lifeway Kefir

Record-breaking quarter marks six years of uninterrupted quarterly net sales growth

Significant gross margin expansion of 300 basis points and net income growth of 19% reflects the Company’s disciplined operational execution

Morton Grove, IL — November 12, 2025 — Lifeway Foods, Inc. (Nasdaq: LWAY) (“Lifeway” or “the Company”), the leading U.S. supplier of kefir and fermented probiotic foods, today announced record financial results for the third quarter ended September 30, 2025.

“We delivered another exceptional quarter that further solidifies Lifeway’s dominant position in the kefir category and emphasizes the growing consumer demand for our flagship Lifeway Kefir and high-protein Lifeway Farmer Cheese,” said Julie Smolyansky, President and Chief Executive Officer of Lifeway Foods. “With record net sales of $57.1 million, well ahead of the previous high set in Q2, we have once again raised the bar for our business while demonstrating the remarkable consistency of our growth trajectory. We will continue to capitalize on the powerful health and wellness consumer trends, including the surge in GLP-1 medication use and gut health awareness. We are investing heavily in our marketing efforts and our manufacturing capabilities to support our accelerating velocities and future growth.

Smolyansky continued, “In addition to our topline strength, we delivered 300 basis points of gross margin expansion year-over-year in Q3. In September, we completed the first stage of our strategic Waukesha plant expansion, which has increased capacity and helped power the operational efficiency gains we are building across our business. This expansion will enable us to continue driving profitable growth for the foreseeable future as we position ourselves to meet the surging demand in our space.”

On-Trend Innovation

Building on its flagship kefir and Farmer Cheese, Lifeway continues to enter adjacent product categories to meet evolving consumer tastes. The Company recently announced Muscle Mates™, a ready-to-drink functional beverage packed with 20 grams of protein, 5 grams of creatine, and Lifeway’s 12 live and active probiotic cultures to target the growing consumer demand for performance-drive, wellness-conscious products.

Lifeway’s Probiotic Smoothies with Collagen also continue to resonate strongly with the consumer in the rapidly growing Collagen market.

Expanding Kefir Visibility

Lifeway has recently partnered with multiple health-focused brands to feature Kefir as a key ingredient in high-visibility products.

•	The Company partnered with Erewhon to launch the limited-edition Love Your Gut Pumpkin Spice Smoothie for the month of October, featuring Lifeway’s Organic Plain Kefir.
•	The Company partnered with Joe & The Juice to create the Trust Your Gut smoothie, a functional drink made with Lifeway’s Kefir and designed to support gut health and daily wellness.

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Third Quarter 2025 Highlights

•	Net Sales: $57.1 million, highest in Company history, up 24.0% year-over-year and approximately 29% on a comparable basis, adjusted for a customer relationship the Company strategically exited in the third quarter of 2024, and a distributor shifting from Lifeway delivered to customer pick-up in late 2024, resulting in lower net sales and lower freight expense.
•	Gross Profit Margin: 28.7%, up from 25.7% last year
•	Selling Expense: 8.8% of net sales, slightly up from last year, reflecting continued investment in marketing and distribution.
•	Net Income: $3.5 million, or $0.23 per basic and diluted common share, compared to $3.0 million, or $0.20 per basic and $0.19 per diluted share in the prior year

Outlook

The Company reiterated its long-term target of $45–$50 million in Adjusted EBITDA1 for FY 2027 and is well on pace to deliver the strongest annual sales in Company history in FY 2025.

“Our momentum is accelerating,” Smolyansky concluded. “We are stacking record quarters while delivering expanding margins and on-trend innovation. We have the right team in place, are executing at the highest level, and I am confident in our ability to sustain these outstanding results.”

1.	Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as Operating Income, as reported, plus Depreciation and Amortization, plus Stock-Based Compensation.

Conference Call and Webcast

A webcast with Lifeway’s President and Chief Executive Officer discussing these results with additional comments and details is available through the “Investor Relations” section of the Company’s website at https://lifewaykefir.com/webinars-reports/.

About Lifeway Foods, Inc.
Lifeway Foods, Inc., which has been recognized as one of Forbes’ Best Small Companies, is America’s leading supplier of the probiotic, fermented beverage known as kefir. In addition to its line of drinkable kefir, the Company also produces a variety of cheeses and a ProBugs line for kids. Lifeway’s tart and tangy fermented dairy products are now sold across the United States, Mexico, Ireland, South Africa, United Arab Emirates, and France. Learn how Lifeway is good for more than just you at lifewayfoods.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, unaudited estimated net sales. These statements use words, and variations of words, such as “anticipate,” “plan,” “project,” “estimate,” “potential,” “forecast,” “will,” “continue,” “future,” “increase,” “believe,” “outlook,” “expect,” and “predict.” You are cautioned not to rely on these forward-looking statements. These forward-looking statements are made as of the date of this press release, are based on current expectations of future events and thus are inherently subject to a number of risks and uncertainties, many of which involve factors or circumstances beyond Lifeway’s control. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from Lifeway’s expectations and projections. These risks, uncertainties, and other factors include: price competition; the decisions of customers or consumers; the actions of competitors; changes in the pricing of commodities; the effects of government regulation; possible delays in the introduction of new products; and customer acceptance of products and services. A further list and description of these risks, uncertainties, and other factors can be found in Lifeway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the Lifeway’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 and June 30, 2025. Copies of these filings are available online at https://www.sec.gov, http://lifewaykefir.com/investor-relations/, or on request from Lifeway. Lifeway expressly disclaims any obligation to update any forward-looking statements (including, without limitation, to reflect changed assumptions, the occurrence of anticipated or unanticipated events or new information), except as required by law.

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Non-GAAP Financial Measures

This press release refers to Adjusted EBITDA, which is a financial measure that has not been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), and may exclude items that are significant to understanding and assessing financial results. This non-GAAP measure is provided to enhance investors’ overall understanding of the Company’s financial performance. Non-GAAP financial measures should be considered as supplements to GAAP measures reported, should not be considered replacements for, or superior to, GAAP measures reported and may not be comparable to similarly named measures used by other companies. The Company’s calculation of non-GAAP financial measures may differ from methods used by other companies.

We are unable to reconcile our target fiscal year 2027 Adjusted EBITDA to projected net income, the most directly comparable projected GAAP financial measure, because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Due to this uncertainty, the Company cannot reconcile target fiscal year 2027 Adjusted EBITDA to the nearest GAAP financial measure without unreasonable effort.

Derek Miller
Vice President of Communications, Lifeway Foods
Email: derekm@lifeway.net

Perceptual Advisors
Dan Tarman
Email: dtarman@perceptualadvisors.com

General inquiries:
Lifeway Foods, Inc.
Phone: 847-967-1010
Email: info@lifeway.net

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LIFEWAY FOODS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

September 30, 2025 and December 31, 2024

(In thousands)

	September 30, 2025	December 31,
	(Unaudited)	2024
Current assets
Cash and cash equivalents	$22,990	$16,728
Accounts receivable, net of allowance for credit losses and discounts & allowances of $1,800 and $1,590 at September 30, 2025 and December 31, 2024, respectively	17,421	15,424
Inventories, net	11,057	8,678
Prepaid expenses and other current assets	2,204	2,144
Refundable income taxes	134	631
Total current assets	53,806	43,605

Property, plant and equipment, net	36,423	26,862
Operating lease right-of-use asset	358	118
Goodwill	11,704	11,704
Intangible assets, net	5,953	6,358
Other assets	1,282	1,900
Total assets	$109,526	$90,547

Current liabilities
Accounts payable	$17,501	$10,401
Accrued expenses	5,910	5,103
Total current liabilities	23,411	15,504
Operating lease liabilities	289	70
Deferred income taxes, net	3,062	3,062
Total liabilities	26,762	18,636

Stockholders’ equity
Preferred stock, no par value; 2,500 shares authorized; none issued	–	–
Common stock, no par value; 40,000 shares authorized; 17,274 shares issued; 15,229 and 15,100 outstanding at September 30, 2025 and December 31, 2024, respectively	6,509	6,509
Treasury stock, at cost	(13,233)	(14,052)
Paid-in capital	3,348	4,632
Retained earnings	86,140	74,822
Total stockholders’ equity	82,764	71,911

Total liabilities and stockholders’ equity	$109,526	$90,547

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LIFEWAY FOODS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

For the three and nine months ended September 30, 2025 and 2024

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$57,143	$46,095	$157,135	$139,886

Cost of goods sold	39,821	33,508	111,744	101,127
Depreciation expense	914	720	2,548	2,082
Total cost of goods sold	40,735	34,288	114,292	103,209

Gross profit	16,408	11,867	42,843	36,677

Selling expense	5,047	3,979	14,463	11,256
General and administrative expense	6,186	3,564	15,566	11,877
Amortization expense	135	135	405	405
Total operating expenses	11,368	7,678	30,434	23,538

Income from operations	5,040	4,189	12,409	13,139

Other income (expense):
Interest expense	(21)	(4)	(56)	(102)
Gain on sale of property and equipment	–	3	–	3
Fair value loss on investments	–	–	(20)	–
Gain on sale of investments	–	–	3,407	–
Other income (expense), net	73	138	229	153
Total other income (expense)	52	137	3,560	54

Income before provision for income taxes	5,092	4,326	15,969	13,193

Provision for income taxes	1,563	1,350	4,651	4,008

Net income	$3,529	$2,976	$11,318	$9,185

Net earnings per common share:
Basic	$0.23	$0.20	$0.75	$0.62
Diluted	$0.23	$0.19	$0.74	$0.60

Weighted average common shares outstanding:
Basic	15,229	14,801	15,190	14,740
Diluted	15,422	15,265	15,381	15,194

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LIFEWAY FOODS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine months ended September 30,
	2025	2024
Cash flows from operating activities:
Net income	$11,318	$9,185
Adjustments to reconcile net income to operating cash flow:
Depreciation and amortization	2,953	2,487
Stock-based compensation	1,466	1,898
Non-cash interest expense	14	17
Gain on sale of equipment	(115)	(3)
Gain on sale of investments	(3,407)	–
Fair value loss on investment	20	–
(Increase) decrease in operating assets:
Accounts receivable	(1,997)	379
Inventories	(2,378)	663
Prepaid expenses and other current assets	123	125
Refundable income taxes	497	(379)
Increase (decrease) in operating liabilities:
Accounts payable	3,330	949
Accrued expenses	(1,143)	694
Accrued income taxes	–	(474)
Net cash provided by operating activities	10,681	15,541

Cash flows from investing activities:
Purchases of property and equipment	(9,675)	(5,445)
Proceeds from sale of equipment	115	14
Proceeds from sale of investments	5,206	–
Net cash used in investing activities	(4,354)	(5,431)

Cash flows from financing activities:
Repayment of note payable	–	(2,750)
Payment of deferred financing costs	(65)	–
Net cash used in financing activities	(65)	(2,750)

Net increase in cash and cash equivalents	6,262	7,360

Cash and cash equivalents at the beginning of the period	16,728	13,198

Cash and cash equivalents at the end of the period	$22,990	$20,558

Supplemental cash flow information:
Cash paid for income taxes, net of (refunds)	$4,154	$4,861
Cash paid for interest	$42	$95

Non-cash investing activities
Accrued purchase of property and equipment	$3,875	$331
Right-of-use assets obtained in exchange for lease obligations	$293	$–

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